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EQUUS TOTAL RETURN, INC. ANNOUNCES

FOLLOW-ON INVESTMENT IN INFINIA CORPORATION AND $2.11 NAV INCREASE

HOUSTON, TX – February 14, 2008 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) today announced a $5.0 million follow-on investment in the alternative energy portfolio company, Infinia Corporation (“Infinia”).

The Fund’s follow-on investment was part of Infinia’s Series B preferred stock financing, which raised approximately $50 million for the company. Approximately $35 million of the financing was money from new investors.

Earlier, the Fund also participated in Infinia’s Series A preferred stock financing. In light of the valuation of the Series B preferred stock, the Fund has re-valued its Series A preferred stock holdings in accordance with the Fund’s valuation policies and procedures, increasing the Fund’s net asset value by $2.11 per share.

The Series B financing round also included investments by GLG Partners (New York, NY), Wexford Capital LLC (Greenwich, CT), Khosla Ventures (Menlo Park, CA), Vulcan Capital (Seattle, WA), and Power Play Energy, LLC (New Canaan, CT).

Infinia Corporation, based in Kennewick, WA, is a solar technology company currently seeking to commercialize its Infinia Solar System (“ISS”), a solar power generation product that converts concentrated solar energy into electricity. ISS couples Infinia’s free-piston Stirling engine with a dish-style solar concentrator to produce 3 kW of grid-quality AC power. ISS is the world’s first solar power generation product suitable for automotive-scale manufacturing and deployment for single-end users and utilities alike. Infinia has been delivering super-high reliability, zero-maintenance, free-piston Stirling engines and power systems to commercial companies and government agencies since 1985. Additional information on the company may be obtained at www.infiniacorp.com.

In addition to the concentrated solar product, Infinia and its partners are commercializing high efficiency combined heat and power products for the global appliance industry. Also in development is a bio-gas fired Stirling generator to provide electricity and thermal energy for rural areas of developing countries.

“This financing represents an important turning point for Infinia”, said J.D. Sitton, President and Chief Executive Officer of Infinia. “With the support of this outstanding investor group, the inspired and diligent efforts of our team and the commitment of our key supply-chain partners,

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we are on track to begin manufacturing and selling our Infinia Solar System product later this year. This product could change the game in the solar power generation market.”

Sharon Clayton, a Director of the Fund’s investment adviser and a member of the Infinia Board of Directors, stated, “We are pleased with our investment in Infinia. The Series B financing represents a significant milestone for shareholders and validates that the company is a strong competitor in the global marketplace for alternative energy. Through a combination of solid management, efficient product development and focused marketing and sales efforts, Infinia is achieving its goals at a rapid pace.”

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Equus provides debt and equity financing to private middle market businesses in the alternative energy, healthcare, real estate, media, and leisure and entertainment sectors. Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.

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